NICHOLAS FINANCIAL, INC. (NASDAQ: NICK) Presentation to: Annual General Shareholders Meeting – September 2, 2021, Charlotte, NC Exhibit 99.1

FORWARD LOOKING STATEMENTS The statements contained in this Presentation that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 31E of the Securities Exchange Act of 1934, including statements regarding the Company’s expectations, hopes, beliefs, intentions, or strategies regarding the future. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. All forward-looking statements included in this document are based on information available to the Company on the date hereof and the Company assumes no obligation to update any such forward-looking statement. Prospective investors should also consult the risks described from time to time in the Company’s Reports on Forms 10-K, 10-Q and 8-K and Annual Reports to Shareholders.

WHO WE ARE: Nicholas Financial, Inc. (NASDAQ: NICK) provides direct consumer loans and purchases installment sales contracts from dealers for the used car and light trucks. We operate through a network of 46 branches in 21 states. Headquarters: Clearwater, Florida Assets (6/30/2021): $200.6 million Market Capitalization: $85.5 Million (July 26, 2021) CEO: Doug Marohn Founded: 1982 (predecessor company) Public Since: 1987 What we do: We provide primary transportation for the subprime borrower through the local independent auto dealer. Once a borrower is established with us we can assist them with their other credit needs through our direct consumer loan program. We focus on higher yielding, smaller dollar deals with lower LTV on shorter terms with more warranty coverage that allows for quicker turn and lower risk exposure. Where Our Customers Are Located:

2012 – 2017 “BATON PASSED … AND DROPPED” CORPORATE HISTORY INCEPTION TO 2012 “FOCUS ON CORE PRINCIPLES” 2018 - 2020 “RETURN TO FUNDAMENTALS” Company founded on common-sense, fundamental underwriting with a local “in-market” branch presence. Post financial crisis, company faced competition from new entrants. Was poised to be acquired by Prospect Capital (a BDC). Transaction fell through due to acquirer’s issues. Founder stepped aside as CEO, new CEO did not have operational expertise and managed from home office. Various shifts made in business strategy to chase competition. Former SVP of Operations, Doug Marohn, rejoins Nicholas in December 2017 as CEO with mandate to return business to former focus.

CONFIDENTIAL NICHOLAS 2.0 HIGHLIGHTS Overhauled Portfolio Modernized Company Operations Secured Long-term Access to Capital Closed Two Material Acquisitions Improved Management Team Expanded Direct Loan Product Returned to Profitability Established Culture of “Winning” Net Income by Fiscal Year

IMPROVING AUTO LOAN TRENDS: RATE % TERM (Mos.) DISCOUNT % AMOUNT FINANCED $ ADVANCE % Orange line represents “Nicholas 2.0” performance

Financial Performance – 30+ Days Past Due Delinquency

Financial Performance – portfolio delinquencies trends at historical low

Financial Performance – Losses Absorbed and Reserve Levels *- Q1-Fy22 expressed as percentage has been annualized Net charge-off rates improved 242 bps year-over-year and remain historically low.

STATIC POOL ANALYSIS - UNIT DEFAULT TIMING :

STATIC POOL ANALYSIS – PRINCIPAL CHARGE OFF:

Financial Performance – Revenue and Yields Trends Gross Portfolio Yield increased 121 bps year-over-year while Net yield increased 625 bps mainly due to reductions in credit losses, delinquencies and interest expense. Interest and Fee Income revenue declined 110 bps year-over-year as a result of shrinking average finance receivables.

Financial Performance – cost of funds trending downward as we deleverage balance sheet Our credit facility financed by Ares Management contractually runs through March 2022, while the prepayment penalty goes away in October 2021. We are actively looking into various refinancing options with our current credit partner as well as several other financial banks.

Financial Performance – Liquidity and Capital Sources As of the end of Q1-FY22, we had $74.9M outstanding on our main credit facility. We also had an ability to borrow an additional $27.6M in credit funds. Subject to borrowing base covenants, our unused credit capacity reached $100.1M.

Financial Performance – Liquidity and Capital Sources In addition to our strong balances of operational cash we concurrently have access to the increasing levels of credit funds and continuously look for the ways to deploy our capital. Core Business Bulk Portfolio Acquisitions M&A Opportunities Outside Investments Stock Repurchases Shares Repurchase Program: We continue our stock buyback program first announced in May 2019 for a total of $8.0M and then in August 2019 for up to additional $1.0M of our outstanding shares. From the inception of the program, we repurchased approximately 370,000 shares at an average price of $9.01 per share primarily under a Rule 10b5-1 plans, which permits common stock to be repurchased when the company might otherwise be precluded from doing so under insider trading laws.

Financial Performance – Liquidity and Capital Sources Our balance sheet remains very strong as we continue maintaining robust funded debt-to-equity ratio of 0.67, an improvement of 40% year-over-year. Our funded debt-to-assets ratio also continues a positive trend, while average finance receivables are trending downward reflecting our methodical approach to the lending policies and underwriting standards.

Financial Performance – EBITDA ratio remains consistently strong

Financial Performance – Return on Finance Receivable Return on Finance Receivable improved 124 bps year-over-year as portfolio credit worthiness steadily increases over time.

Financial Performance – ROA and ROE

Expansion to Create National Presence Increased Focus on Direct Loan Program Material Investment in Personnel Training and Development Continual Reinvestment in Technology and Digital Enhancements Proliferation and Strengthening of Proven Business Model NICHOLAS 3.0

Nicholas 3.0 - Portfolio composition by state as of Q1 Fiscal Year 22. ( $, in thousands) We operate brick and mortar branches in 17 states, and servicing portfolio in 22 states

Nicholas 3.0 - Strategic Markets Expansion

Nicholas 3.0 - Fiscal Year 2021 Originations ( $, in thousands) *- virtual branches

Financial Performance – Portfolio Originations

Financial Performance – Contracts and Direct Loan Originations Strategic plan to grow direct loans portfolio resulted in 137% increased direct originations year-over-year. Contracts purchased improved by 15.5% year-over-year. Number of Loans Originated Number of Loans Originated

NICHOLAS 3.0 – State of the Art Training Facility We are enhancing our focus on employee training and development as well as continue reinvesting in technology and digital best practices.

Q&A